UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

WOWIO, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	333-184529	27-2908187
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

626 North Doheny Drive
West Hollywood, CA	90069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 807-8181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities

On May 12, 2015, the Board of Directors of Wowio, Inc. (the “Company”) issued 4 shares of Series D Preferred Stock (the “Preferred Stock”) to Brian Altounian, the Company’s Chief Executive Officer and Chairman, and a beneficial shareholder of the Company. No solicitation was made in connection with these transactions and no underwriting discounts were made or given. The Company believes that the issuance of the Series D Preferred Stock was a transaction not involving a public offering and was exempt from registration with the Securities and Exchange Commission pursuant to Rule 4(2) of the Securities Act of 1933.

Item 3.03 Material Modification to Rights of Security Holders

On May 12, 2015, the Board of Directors of the Company approved the creation of Series C, D, E , and F shares of Preferred Stock (“the Preferred Classes”). The rights, preferences, privileges, restrictions and characteristics of the Preferred Classes are detailed in the Certificates of Designation to the Certificate of Formation, collectively filed hereto as an exhibit to this filing.

Item 5.01 Changes in Control of Registrant

As of May 12, 2015, in connection with the issuance of the Preferred Shares described in Item 3.02 above, Brian Altounian, the largest shareholder of the Company, held a controlling beneficial interest in the Company and as a result may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As noted in Item 3.03, on May 12, 2015, the Board of Directors of the Company approved the creation of the Preferred Classes. The rights, preferences, privileges, restrictions and characteristics of the Preferred Classes are detailed in the Certificates of Designation to the Articles of Incorporation, collectively filed hereto as an exhibit to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3(i)	Certificates of Designation to the Certificate of Formation of Wowio, Inc. (Series C, D, E, and F Preferred Stock)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wowio, Inc.

Date: May 20, 2015	By:	/s/ Brian Altounian
Brian Altounian, Chief Executive Officer